Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting of L-3 Communications Holdings, Inc. and L-3 Communications Corporation and subsidiaries, which appears in L-3 Communications Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.
     We also consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2009 relating to the financial statements, which appears in the Annual Report on Form 11-K of the L-3 Communications Corporation Employee Stock Purchase Plan for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
June 30, 2009